As filed with the U.S. Securities and Exchange Commission on January 5, 2023

Registration No. 333-252092

Registration No. 333-254051

Registration No. 333-263997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-252092

FORM S-8 REGISTRATION STATEMENT NO. 333- 254051

FORM S-8 REGISTRATION STATEMENT NO. 333-263997

UNDER

THE SECURITIES ACT OF 1933

Poshmark, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-4827617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

203 Redwood Shores Parkway, 8th Floor

Redwood City, California 94065

(Address of principal executive offices) (Zip Code)

2011 Stock Option and Grant Plan, as amended

2021 Stock Option and Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Manish Chandra

Chief Executive Officer

Poshmark, Inc.

203 Redwood Shores Parkway, 8th Floor

Redwood City, California 94065

(Name and address of agent for service)

(650) 262-4771

(Telephone number, including area code, of agent for service)

Copies to:

Anthony J. McCusker Heidi E. Mayon Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 752-3100	Evan Ferl Poshmark, Inc. 203 Redwood Shores Parkway, 8th Floor Redwood City, California 94065 (650) 262-4771

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Poshmark, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement:

•

Registration Statement (File No. 333-252092), initially filed with the SEC on January 14, 2021, pertaining to the registration of an aggregate of 10,000,000 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) reserved for issuance pursuant to future awards under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), an aggregate of 2,000,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), an aggregate of 7,504,071 shares of Class A Common Stock issuable upon conversion of shares of the Registrant’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) underlying stock option awards outstanding under the 2011 Stock Option and Grant Plan, as amended (the “2011 Plan”) as of the date of this Registration Statement, and an aggregate of 2,302,151 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying restricted stock unit awards outstanding under the 2011 Plan as of the date of this Registration Statement.

•

Registration Statement (File No. 333-254051), initially filed with the SEC on March 9, 2021, pertaining to the registration of an aggregate of 696,053 shares of Class A Common Stock, which were acquired by certain stockholders that are the Registrant’s current or former directors, officers, other employees, and consultants (the “Selling Stockholders”) pursuant to the 2011 Plan, the 2021 Plan and the 2021 ESPP and may be offered from time to time by the Selling Stockholders for their own accounts.

•

Registration Statement (File No. 333-263997), initially filed with the SEC on March 30, 2022, pertaining to the registration of an aggregate of 3,866,579 shares of Class A Common Stock under the 2021 Plan and 773,315 shares of Class A Common Stock under the 2021 ESPP pursuant to the provisions of the 2021 Plan and 2021 ESPP providing for an automatic increase in the number of shares reserved and available for issuance under such plans on January 1, 2022.

On January 5, 2023, pursuant to an Agreement and Plan of Merger, dated as of October 3, 2022, by and among the Registrant, NAVER Corporation, a public corporation organized under the laws of the Republic of Korea ( “Parent”), Proton Parent, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Proton Parent”), and Proton Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Proton Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, California on January 5, 2023.

POSHMARK, INC.

By:	/s/ Manish Chandra
Name:	Manish Chandra
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.